One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President	Director - Corporate Communications
727.214.3411, ext. 214	727.214.3411, ext. 212
jlamson@fadv.com	rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ACQUIRES

COMPUNET CREDIT SERVICES, INC.

ST. PETERSBURG, Fla., Nov. 4, 2004—First Advantage Corporation (NASDAQ: FADV), a leading risk mitigation and business solutions provider, today announced the acquisition of CompuNet Credit Services, Inc., a supplier of business credit information to the transportation industry. CompuNet’s proprietary database of transportation brokers and shippers’ payment practices provides First Advantage with a unique resource for industry credit data needs.

Founded in 1984, CompuNet is the leading provider of credit information to the trucking industry. The company, located in Lake Havasu City, Ariz., developed and maintains the largest collaborative proprietary database of payment practice records on more than 60,000 transportation brokers and shippers in North America. Comprised of client-contributed accounts receivables and public records data, the database serves as the core of the company’s services. Subscribing clients utilize CompuNet’s services to evaluate the nonpayment (or slow payment) risk of shippers and brokers before agreeing to transport cargo on credit. The pervasive use of the database also provides CompuNet’s clients with collections leverage as shippers and brokers prefer to maintain good credit standing in order to retain their ability to transport goods on credit.

CompuNet’s services complement the various services currently offered by First Advantage to the transportation industry, including tax credits and incentives, permitting services, fuel tax reporting, motor vehicle records, supply chain security services, background screening and substance abuse testing.

“Of all the acquisitions that we have completed to date, CompuNet’s addition creates the greatest opportunity for First Advantage to demonstrate the power of cross-selling,” said John Long, president and chief executive officer of First Advantage Corporation. “We have a real opportunity to introduce not one or two of our services, but more than a half a dozen of First Advantage’s proven competencies. We are very excited to add transportation business credit information to our portfolio and even more excited to do so with an innovative company like CompuNet.”

“CompuNet is excited to be embarking on a new phase in our company’s history,” said Cindy Aldridge, president and founder of CompuNet. “Through the years, we have worked to provide our clients with enhanced products and the best service possible. Now, given the resources of First Advantage, we can offer an extensive package of products and services geared specifically to meet the unique needs of our client base.”

- more -

First Advantage Corporation Acquires CompuNet Credit Services, Inc.

Veronis Suhler Stevenson advised CompuNet in this transaction.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, resident screening, motor vehicle records, investigative services, computer forensics and electronic discovery services, supply chain security, corporate tax and incentive services, and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

This press release contains statements relating to future results of the company that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, cross selling opportunities and enhanced products and services. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the company, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the company’s control). Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; and the company’s ability to identify suppliers of quality and cost-effective data. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

# # #